EXHIBIT 10(f)

Cabot Corporation

Compensation for Non-Employee Directors

On January 13, 2006, the Board of Directors of Cabot Corporation (“Cabot”) approved the compensation outlined below for Cabot’s non-employee directors, effective January 1, 2006.  There have not been any changes in these arrangements since that time.

•                                          An annual retainer of $31,000 for each non-employee director.

•                                          An annual retainer of $21,000 for serving on the Audit Committee.

•                                          An annual retainer of $7,000 for serving on each of the Compensation, Safety Health & Environmental Affairs, or Governance and Nominating Committees.

•                                          An annual retainer of $30,000 for serving as lead director.

•                                          An annual retainer of $40,000 for serving as Chair of the Audit Committee.

•                                          An annual retainer of $10,000 for serving as Chair of the Compensation, Safety Health & Environmental Affairs, or Governance and Nominating Committees.

The standard compensation arrangements for non-employee directors also have included an annual grant of shares of Cabot common stock.  On March 9, 2006, Cabot’s stockholders approved a new Non-Employee Directors’ Stock Compensation Plan.  The Plan provides for each of Cabot’s non-employee directors to receive a grant of 2,500 shares of Cabot common stock with respect to compensation for calendar year 2006.  For any given calendar year thereafter, the Governance and Nominating Committee has the authority, in its sole discretion, to increase or decrease the number of shares of Cabot common stock issuable to non-employee directors. Cabot’s Corporate Governance Guidelines require non-employee directors to have equity ownership in Cabot in the range of three times their annual cash retainers.  It is expected that this ownership interest will generally be achieved within a three-to-five year period beginning when a director is first elected to the Board.  In addition, where equity-based compensation is a component of compensation, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Directors also are reimbursed for travel expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel.